Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-178884, 333-178885, 333-178886, 333-178888, 333-178889, and 333-185333 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the “Company”) dated March 28, 2014 (which expresses an unqualified opinion and dated October 27, 2014, as to the effects of the subsequent events described in Note 17), appearing in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 27, 2014